SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                          CUSTOM BRANDED NETWORKS, INC.
             (Exact name of Registrant as specified in its charter)

     NEVADA                                               91-1975651
(State or other jurisdiction of                        (IRS  Employer
incorporation or organization)                        Identification  No.)


                                   821 E. 29TH
                         NORTH VANCOUVER, B.C.  V7K  1B6
          (Address of Principal Executive Offices, including ZIP Code)

                             COMPENSATION AGREEMENT
                            (Full title of the plan)

                                 GARY R. HENRIE
                             10616 EAGLE NEST STREET
                             LAS VEGAS, NEVADA 89141
                     (Name and address of agent for service)

                                 (702) 616-3093
          (Telephone number, including area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE

                                          Proposed maximum

                                           offering price    Proposed maximum
Title of securities      Amount to be         per share      aggregate offering      Amount of
 to be registered         registered                              price           registration fee
--------------------  ------------------  -----------------  -------------------  ----------------
..001 par value        2,000,000           $     0.017(1)     $       34,000.00    $      4.31
--------------------  ------------------  -----------------  -------------------  ----------------
Totals                2,000,000                              $       34,000.00    $      4.31
--------------------  ------------------  -----------------  -------------------  ----------------

(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the last sale of the common stock reported on the OTC Bulletin Board as of October 15, 2004, a date within five business days prior to the filing of this registration statement.

                                   PROSPECTUS

                          CUSTOM BRANDED NETWORKS, INC.

                        2,000,000 Shares Of Common Stock

This prospectus relates to the offer and sale by Custom Branded Networks, Inc., a Nevada corporation ("Company"), of shares of its $.001 par value per share common stock to an officer and director (the "Officer") pursuant to the Compensation Agreement (the "Agreement"). Pursuant to the Agreement, in payment for services rendered, the Company is registering hereunder and then issuing to the Officer, 2,000,000 shares of common stock.

The common stock is not subject to any restriction on transferability, except with respect to resale restrictions applicable to shares of our common stock that are delivered to Officer that are deemed to be our affiliates. Recipients of shares other than persons who are "affiliates" of Company within the meaning of the Securities Act of 1933 (the "Act") may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. An affiliate is summarily, any director, executive officer or controlling shareholder of the Company or any one of its subsidiaries. An "affiliate" of Company is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If a Consultant who is not now an "affiliate" becomes an "affiliate" in the future, he/she would then be subject to Section 16(b) of the Exchange Act. The common stock is traded on the OTC Bulletin Board under the symbol "IFPG."

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is October 19, 2004

This prospectus is part of a registration statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this prospectus as to the contents of any contracts or other documents filed as an exhibit to either the registration statement or other filings by the Company with the Commission are qualified in their entirety by the reference thereto.

A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: Paul G. Carter, chief executive officer, 821 E. 29th, North Vancouver, B.C. V7K 1B6. The Company's telephone number is (604) 904-6949.

Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by the Company under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W. Washington D.C. 20549.

No person has been authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of the Company since the date hereof.

                                TABLE OF CONTENTS


INFORMATION  REQUIRED  IN  THE  SECTION  10(a)  PROSPECTUS                  6

Item  1.  Agreement  Information                                            6

Item  2.  Registrant Information and Employee Plan Annual Information       7

INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT                     7

Item  3.  Incorporation  of  Documents  by  Reference                       7

Item  4.  Description  of  Securities                                       8

Item  5.  Interests  of  Named  Experts  and  Counsel8

Item  6.  Indemnification  of  Officers,  Directors,  Employees
          and  Agents; Insurance                                            8

Item  7.  Exemption  from  Registration  Claimed                            9

Item  8.  Exhibits                                                          10

Item  9.  Undertakings                                                      10

SIGNATURES                                                                  12

EXHIBIT  INDEX                                                              12

                                     PART 1
                    INFORMATION REQUIRED IN THE SECTION 10(A)
                                   PROSPECTUS


ITEM  1.  AGREEMENT  INFORMATION.

THE  COMPANY

The Company has its principal executive offices at 821 E. 29th, North Vancouver, B.C. V7K 1B6. The Company's telephone number is (604) 904-6949.

PURPOSE

The Company will issue common stock to the Officer pursuant to the Agreement entered into between the Officer and the Company which has been approved by the Board of Directors of the Company. The Agreement is intended to provide a method whereby the Company may compensate the Officer with making an outlay of cash by the Company. A copy of the Agreement has been filed as an exhibit to this registration statement.

COMMON  STOCK

The Board has authorized the issuance of up to 2,000,000 shares of the common stock to the Officer upon effectiveness of this registration statement.

THE  OFFICER

The  Officer  serves  as  the only director and the only officer of the Company.

NO  RESTRICTIONS  ON  TRANSFER

The Officer will become the record and beneficial owners of the shares of common stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock.

TAX  TREATMENT  TO  THE  OFFICER

The common stock is not qualified under Section 401(a) of the Internal Revenue Code. The Officer, therefore, will be required for federal income tax purposes to recognize compensation during the taxable year of issuance unless the shares are subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the Officer will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. The Officer are urged to consult each of their tax advisors on this matter. Further, if any recipient is an "affiliate," Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

TAX  TREATMENT  TO  THE  COMPANY

The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by the Company for federal income tax purposes in the taxable year of the Company during which the recipient recognizes income.

RESTRICTIONS  ON  RESALES

In the event that an affiliate of the Company acquires shares of common stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called "profit," as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. The Company has agreed that for the purpose of any "profit" computation under Section 16(b) of the Exchange Act, the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

ITEM  2.  REGISTRANT  INFORMATION  AND  EMPLOYEE  PLAN  ANNUAL  INFORMATION

         Not  Applicable.


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM  3.  INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

The following documents filed with the Securities and Exchange Commission (the "Commission") by Custom Branded Networks, Inc., a Nevada corporation, are incorporated herein by reference:

(a) The Company's latest Annual Report on Form 10-KSB for the year ended June 30, 2004, filed with the Securities and Exchange Commission on October 13, 2004;

(b) The reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the fiscal year ended June 30, 2004;

(c) All other documents filed by the Company after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

ITEM  4.  DESCRIPTION  OF  SECURITIES.

         Not  applicable.

ITEM  5.  INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

Gary R. Henrie, Esq., of the law office of Gary R. Henrie, Attorney at Law, has provided legal services and advice to the Company in connection with a variety of corporate and securities matters, including the registrant's compliance with the periodic reporting requirements of the Securities Exchange Act of 1934, and advice on a variety of matters. His entire relationship with us has been as legal counsel, and there are no arrangements or understandings which would in any way cause him to be deemed an affiliate of the Company.

 ITEM  6.  INDEMNIFICATION  OF  OFFICERS,  DIRECTORS,  EMPLOYEES  AND  AGENTS;
INSURANCE.

Section  78.7502  of  the  Nevada  Revised  Statutes  provides:

Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

The foregoing indemnification provisions are broad enough to encompass certain liabilities of directors and officers of Company under the Securities and Exchange Act of 1933.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES OCCURRING PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT OF 1933 MAY BE PERMITTED AS TO DIRECTORS, OFFICERS, OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THAT ACT AND, THEREFORE, IS UNENFORCEABLE.

ITEM  7.  EXEMPTION  FROM  REGISTRATION  CLAIMED.

     Not  applicable.

ITEM  8.  EXHIBITS.

(a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by this reference:

Exhibit  No.                               Title
___________  ________________________________________________________________

5.1      Legal  opinion  of  Gary  R.  Henrie,  Esq.

10.1     Compensation  Agreement

23.1     Consent  of  Gary  R.  Henrie,  Esq.  (Exhibit  5.1)

23.2     Consent  of  Morgan  &  Company,  Independent  Chartered  Accountants

ITEM  9.  UNDERTAKINGS.

The  undersigned  registrant  hereby  undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

     (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

     (iii) include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new
registration  statement  relating  to  the                   securities  offered
therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
                                      -11-

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in North Vancouver, B.C. on this 16th day of October, 2004.

                           CUSTOM  BRANDED  NETWORKS,  INC.
                           (Registrant)


                           /s/ Paul G. Carter
                           ------------------------------------------
                           Paul G. Carter
                           Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURES               TITLE                             DATE
------------------------------------------------------------------------------

/s/ Paul G. Carter       Principal Executive Officer       October 16, 2004
---------------------    Principal Financial Officer
Paul G. Carter           Principal  Accounting  Officer
                         Director


                                INDEX TO EXHIBITS


Exhibit  No.                               Title
___________  ________________________________________________________________

5.1          Legal  opinion  of  Gary  R.  Henrie,  Esq.

10.1         Compensation  Agreement

23.1         Consent  of  Gary  R.  Henrie,  Esq.  (Exhibit  5.1)

23.2         Consent of Morgan & Company, Independent Chartered Accountants

                                      -12-